Exhibit 99.16

RISK FACTORS

Risks Related to Our Business

We could experience a reduction in rental income if we are unable to renew or relet space on expiring leases on current lease terms, or at all.

A significant portion of our leases are scheduled to expire in the near future.  As of March 31, 2003, leases representing 9%, 23%, 25% and 13% of our total annualized base rent were scheduled to expire during the remainder of 2003, 2004, 2005 and 2006, respectively.  If the rental rates upon reletting or renewal of leases were significantly lower than current rates, or if we were unable to lease a significant amount of space on economically favorable terms, or at all, our results of operations could suffer.  We are subject to the risk that, upon expiration, some of these or other leases will not be renewed, the space may not be relet, or the terms of renewal or reletting, including the costs of required renovations or concessions to tenants, may be less favorable than current lease terms.  We could face difficulty in reletting our space on commercially acceptable terms when it becomes available.  In addition, we expect to incur costs in making improvements or repairs to our properties required by new or renewing tenants and expenses associated with brokerage commissions payable in connection with the reletting of space.  Similarly, our rental income could be reduced by vacancies resulting from lease expirations or by rental rates that are less favorable than our current terms.  If we are unable to promptly renew leases or relet space or if the expenses relating to tenant turnover are greater than expected, our financial results could be harmed.

Our leases with our 25 largest tenants generate approximately 44% of our base rent, and the loss of one or more of these tenants could harm our results of operations.

As of March 31, 2003, our 25 largest tenants accounted for approximately 44% of our total annualized base rent.  One of these tenants, representing approximately 4% of our base rent, has already notified us that they do not intend to renew when their lease expires in February 2004.  If we were to lose any one or more of these tenants, or if any one or more of these tenants were to declare bankruptcy or to fail to make rental payments when due, and we are unable to release this space on equivalent terms, our results of operations could be harmed and our ability to make distributions to our stockholders could be compromised.

A significant portion of our base rent is generated by properties in California, and our business could be harmed by an economic downturn in the California real estate market or a significant earthquake.

As of March 31, 2003, approximately 53% of our total annualized base rent was generated by our properties located in the State of California.  As a result of this geographic concentration, the performance of the commercial real estate markets and the local economies in various areas within California could affect the value of these properties and the rental income from these properties and, in turn, our results of operations.  In addition, the geographic concentration of our properties in California in close proximity to regions known for their seismic activity exposes us to the risk that our operating results could be harmed by a significant earthquake.

Future declines in the demand for office and light industrial space in the greater San Francisco Bay Area could harm our results of operations and, consequently, our ability to make distributions to our stockholders.

Approximately 14% of our net operating income for our most recent fiscal year was generated by our office properties and flex industrial properties located in the greater San Francisco Bay Area.  As a result, our business is somewhat dependent on the condition of the San Francisco Bay Area economy in general and the market for office space in the San Francisco Bay Area, in particular.  The market for this space in the San Francisco Bay Area is in the midst of one of the most severe downturns of the past several decades.  This downturn has been precipitated by the unprecedented collapse of many technology and so-called “dot com” businesses, which during the past several years had been chiefly responsible for generating demand for and increased prices of local office properties.  In the event this downturn continues or economic conditions in the San Francisco Bay Area worsen, it could harm the market value of our properties, the results derived therefrom, and our ability to make distributions to our stockholders.

Real estate investments are inherently risky, and many of the risks involved are beyond our ability to control.

Real property investments are subject to numerous risks.  The yields available from an equity investment in real estate depend on the amount of income generated and costs incurred by the related properties.  If properties in which we invest do not generate sufficient income to meet costs, including debt service, tenant improvements, third-party leasing commissions and capital expenditures, our results of operations and ability to make distributions to our stockholders could suffer.  Revenues and values of our properties may also be harmed by a number of other factors, some of which are beyond our control, including:

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the national economic climate;

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the local economic climate;

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local real estate conditions, including an oversupply of space or a reduction in demand for real estate in an area;

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the attractiveness of our properties to tenants;

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competition from other available space;

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our ability to provide adequate maintenance and insurance to cover other operating costs,

 government regulations and changes in real estate, zoning or tax laws, and interest rate levels; and

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the availability of financing and potential liabilities under environmental and other laws.

If our tenants experience financial difficulty or seek the protection of bankruptcy laws, our funds from operations could suffer.

Our commercial tenants may, from time to time, experience downturns in their business operations and finances due to adverse economic conditions, which may result in their failure to make rental payments to us on a timely basis or at all.  Missed rental payments, in the aggregate, could impair our funds from operations and subsequently, our ability to make distributions to our stockholders.

At any time, a tenant could seek the protection of the bankruptcy laws, which might result in the modification or termination of the tenant’s lease and cause a reduction in our cash flow.  During the three months ended March 31, 2003, two of our tenants, representing less than 1% of our base rent, filed for bankruptcy.  In the event of default by or bankruptcy of a tenant, we may experience delays in enforcing our rights as lessor and may incur substantial costs in protecting our investment.  The default, bankruptcy or insolvency of a major tenant may harm us and our ability to pay dividends to our stockholders.  Any failure of our tenants to affirm their leases following bankruptcy could reduce our funds from operations.

Our dependence on smaller businesses to rent office space could negatively affect our cash flow.

Many of the tenants in our properties operate smaller businesses that may not have the financial strength of larger corporate tenants.  Smaller companies generally experience a higher rate of failure and are generally more susceptible to financial risks than large, well-capitalized enterprises.  Dependence on these companies could create a higher risk of tenant defaults, turnover and bankruptcies, which could harm our ability to pay dividends.

The acquisition and development of real estate is subject to numerous risks, and the cost of bringing any acquired property to standards for its intended market position could exceed our estimates.

We may acquire industrial and suburban office properties and portfolios of these properties, which may include the acquisition of other companies and business entities owning the properties.  Although we engage in due diligence review for each new acquisition, we may not be aware of all potential liabilities and problems associated with a property. We may have limited contractual recourse, or no contractual recourse, against the sellers of a property.  In the future, we expect the majority of our properties and portfolios of properties to be acquired on an “as is” basis, with limited recourse against the sellers.  In addition, our investments may fail to perform in accordance with our expectations.  Further, estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property might prove inaccurate.  To the extent that we acquire properties with substantial vacancies, as we have in the past, we may be unable to lease vacant space in a timely manner or at all, and the costs of obtaining tenants, including tenant improvements, lease concessions and brokerage commissions, could prove more costly than anticipated.

Real estate development is subject to other risks, including the following:

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the risks of difficult and complicated construction projects;

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the risks related to the use of contractors and subcontractors to perform all or substantially all construction activities;

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the risk of development delays, unanticipated increases in construction costs, environmental issues and regulatory approvals; and

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financial risks relating to financing and construction loan difficulties.

Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait a few years or more for a significant cash return to be realized.

We may abandon development opportunities resulting in direct expenses to us.

From time to time, we may invest significant time and resources exploring development opportunities that we subsequently decide are not in our best interest.  The costs of investigating these opportunities will still be considered a direct expense and may harm our financial condition.

Our uninsured or underinsured losses could result in a loss in value of our properties.

We currently maintain general liability coverage with primary limits of $1 million per occurrence and $2 million in the aggregate, as well as $40 million of umbrella/excess liability coverage.  This coverage protects us against liability claims as well as the cost of legal defense.  We carry property “All Risks” insurance of $200 million on a replacement value basis covering both the cost of direct physical damage and the loss of rental income.  Separate flood and earthquake insurance is provided with an annual aggregate limit of $10 million, subject to a deductible of 5% of total insurable value per building and respective rent loss with respect to earthquake coverage.  Additional excess earthquake coverage with an aggregate limit of $20 million is provided for property located in California, which represents approximately 53% of our portfolio’s annual base rent.  We also carry additional excess earthquake insurance with an aggregate limit of $10 million for property located in Washington.  Some losses, including those due to acts of war, nuclear accidents, pollution, mold, or terrorism, may be either uninsurable or not economically insurable.  However, we do presently carry insurance for terrorism losses as defined under the Terrorism Risk Insurance Act of 2002 under our “All Risks” property policies, liability policies, primary and umbrella/excess policies.  In addition, “non-certified” terrorism coverage is provided under our property policy for losses in excess of $10 million up to the $200 million limit.

Further, some losses could exceed the limits of our insurance policies or could cause us to bear a substantial portion of those losses due to deductibles under those policies.  If we suffer an uninsured loss, we could lose both our invested capital in and anticipated cash flow from the property while being obligated to repay any outstanding indebtedness incurred to acquire the property.  In addition, a majority of our properties are located in areas that are subject to earthquake activity.  Although we have obtained earthquake insurance policies for all of our properties, if one or more properties sustain damage as a result of an earthquake, we may incur substantial losses up to the amount of the deductible under the earthquake policy and, additionally, to the extent that the damage exceeds the policy’s maximum coverage.  Although we have obtained owner’s title insurance policies for each of our properties, the title insurance may be in an amount less than the current market value of some of the properties.  If a title defect results in a loss that exceeds insured limits, we could lose all or part of our investment in, and anticipated gains, if any, from the property.  Further, the current insurance market is characterized by rising premium rates, increasing deductibles and more restrictive coverage language.  Continued increases in the costs of insurance coverage or increased limits or exclusions in insurance policy coverage could negatively affect our financial results.

If we fail to maintain our qualification as a REIT, we could experience adverse tax and other consequences, including the loss of deductibility of dividends in calculating our taxable income and the imposition of federal income tax at regular corporate rates.

We have elected to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”).  We believe that we have been organized and have operated in a manner so as to have satisfied the REIT qualification requirements since 1985.  However, the IRS could challenge our qualification as a REIT for taxable years still subject to audit and we may fail to qualify as a REIT in the future.

Qualification as a REIT involves the application of highly technical and complex tax provisions, and the determination of various factual matters and circumstances not entirely within our control may have an impact on our ability to maintain our qualification as a REIT.  For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources and we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding net capital gains.  In addition, we cannot assure you that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of such qualification.  We are not aware of any proposal to amend the tax laws that would significantly and negatively affect our ability to continue to operate as a REIT.

If we fail to maintain our qualification as a REIT, or are found not to have qualified as a REIT for any prior year, we would not be entitled to deduct dividends paid to our stockholders and would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.  In addition, unless entitled to statutory relief, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost.  This treatment would reduce amounts available for investment or distribution to stockholders because of any additional tax liability for the year or years involved.  In addition, we would no longer be required by the Code to make any distributions.  As a result, disqualification as a REIT would harm us and our ability to make distributions to our stockholders.  To the extent that distributions to stockholders have been made in anticipation of our qualification as a REIT, we might be required to borrow funds or to liquidate investments to pay the applicable tax.

We must comply with strict income distribution requirements to maintain favorable tax treatment as a REIT.  If our cash flow is insufficient to meet our operating expenses and the distribution requirements, we may need to incur additional borrowings or otherwise obtain funds to satisfy these requirements.

To maintain REIT status, we are required each year to distribute to our stockholders at least 90% of our REIT taxable income, excluding net capital gains.  In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income and 95% of our capital gain net income for the calendar year plus any amount of such income not distributed in prior years.  Although we anticipate that cash flow from operations will be sufficient to pay our operating expenses and meet the distribution requirements, we cannot assure you that this will occur and we may need to incur borrowings or otherwise obtain funds to satisfy the distribution requirements associated with maintaining the REIT qualification.  In addition, differences in timing between the receipt of income and payment of expenses in arriving at our taxable income could require us to incur borrowings or otherwise obtain funds to meet the distribution requirements necessary to maintain our qualification as a REIT.  We cannot assure you that we will be able to borrow funds or otherwise obtain funds if and when necessary to satisfy these requirements.

As a REIT, we are subject to complex constructive ownership rules that limit any holder to 9.8% in value of our outstanding common and preferred stock, taken together.  Any shares transferred in violation of this rule are subject to redemption by us and any such transaction is voidable.

To maintain REIT qualification, our charter provides that no holder is permitted to own more than 9.8% in value of our outstanding common and preferred stock, taken together, or more than 9.8% (in value or number) of our outstanding common stock.  In addition, no holder is permitted to own any shares of any class of our stock if that ownership would cause more than 50% in value of our outstanding common and preferred stock, taken together, to be owned by five or fewer individuals, would result in our stock being beneficially owned by less than 100 persons or would otherwise result in our failure to qualify as a REIT.  Acquisition or ownership of our common or preferred stock in violation of these restrictions results in automatic transfer of the stock to a trust for the benefit of a charitable beneficiary or, under specified circumstances, the violative transfer may be deemed void or we may choose to redeem the violative shares.  Peter B. Bedford is subject to higher ownership limitations than our other stockholders.  Specifically, Mr. Bedford is not permitted to own more than 15% of the lesser of the number or value of the outstanding shares of our common stock.

The ownership limitations described above are applied using the constructive ownership rules of the Code.  These rules are complex and may cause common or preferred stock owned beneficially or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity.  As a result, the acquisition of less than 9.8% of our outstanding common or preferred stock or the acquisition of an interest in an entity which owns our common or preferred stock by an individual or entity could cause that individual or entity or another individual or entity to constructively own stock in excess of the limits and subject that stock to the ownership restrictions in our charter.

We rely on the services of our key personnel, particularly our Chief Executive Officer, and their expertise and knowledge of our business and expertise would be difficult to replace.

We are highly dependent on the efforts of our senior officers, and in particular Peter B. Bedford, our Chairman and Chief Executive Officer.  While we believe that we could find suitable replacements for these key personnel, the loss of their services could harm our business.  In addition, our credit facility provides that it is an event of default if Mr. Bedford ceases for any reason to be our Chairman or Chief Executive Officer and a replacement reasonably satisfactory to the lenders has not been appointed by our board of directors within six months.  We have entered into an amended employment agreement with Mr. Bedford pursuant to which he will serve as Chairman of the Board and Chief Executive Officer on a substantially full-time basis until the agreement is terminated by the board of directors.

The commercial real estate industry is highly competitive, and we compete with companies, including REITs, that may be able to purchase properties at lower capitalization rates than would be accretive for us.

We seek to grow our asset base through the acquisition of industrial and suburban office properties and portfolios of these properties as well as through the development of new industrial and suburban office properties.  Many real estate companies, including other REITs, compete with us in making bids to acquire new properties.  The level of competition to acquire income-producing properties is largely measured by the capitalization rates at which properties are trading.  The capitalization rate is the annual yield that property produces on the investment.  Currently, capitalization rates are low due to the amount of capital available for investment and attractive debt financing terms.  As a result, we may not be able to compete effectively with companies, including REITs, that may be able to purchase properties at lower capitalization rates than would be accretive for us.

Many of our properties are located in markets with an oversupply of space, and our ability to compete effectively with other properties to attract tenants may be limited to the extent that competing properties may be newer, better capitalized or in more desirable locations than our properties.

Numerous industrial and suburban office properties compete with our properties in attracting tenants.  Some of these competing properties are newer, better located or better capitalized than our properties.  Many of our investments are located in markets that have a significant supply of available space, resulting in intense competition for tenants and lower rents.  We believe the oversupply of available space relative to demand is likely to increase in the near to intermediate term due to the softening U.S. economy.  The number of competitive properties in a particular area could negatively impact our ability to lease space in the properties or at newly acquired or developed properties.

We could incur costs from environmental liabilities even though we did not cause, contribute to, or know about them.

Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be held liable for the costs of removal or remediation of hazardous or toxic substances released on, above, under or in a property.  These laws often impose liability regardless of whether the owner knew of, or was responsible for, the presence of the hazardous or toxic substances.  In addition, environmental laws often impose liability on a previous owner of property for hazardous or toxic substances present during the prior ownership period.  A transfer of the property may not relieve an owner of all liability.  Accordingly, we could be liable for properties previously sold or otherwise divested.  The costs of removal or remediation could be substantial.  Additionally, the presence of the substances, or the failure to properly remove them, may harm our ability to borrow using the real estate as collateral.

All of our properties have had Phase I environmental site assessments, which involve inspection without soil sampling or groundwater analysis, by independent environmental consultants and have been inspected for hazardous materials as part of our acquisition inspections.  None of the Phase I assessments has revealed any environmental problems requiring material costs for clean up.  The Phase I assessment for Milpitas Town Center, however, indicates that the groundwater under that property either has been or may in the future be, impacted by the migration of contaminants originating off-site.  According to information available to us, the responsible party for this offsite source has been identified and has begun clean up.  We do not believe that this environmental matter will impair the future value of Milpitas Town Center in any significant respect, or that we will be required to fund any portion of the cost of remediation.  We cannot assure you, however, that these Phase I assessments or our inspections have revealed all environmental liabilities and problems relating to our properties.

We believe that we are in compliance in all material respects with all federal, state and local laws regarding hazardous or toxic substances.  To date, compliance with federal, state and local environmental protection regulations has not had a material effect on us.  However, we cannot assure you that costs relating to the investigation and remediation of environmental issues for properties currently or previously owned by us, or properties which we may acquire in the future, or other expenditures or liabilities, including claims by private parties, resulting from hazardous substances present in, on, under or above the properties or resulting from circumstances or other actions or claims relating to environmental matters, will not harm us and our ability to pay dividends to our stockholders.

Costs associated with moisture infiltration and resulting mold remediation may be significant.

Concern about indoor exposure to mold has been increasing because this exposure is allegedly linked to various adverse effects on health.  Increasingly, insurance companies are excluding mold-related risks from their policy coverage.  Costs and potential liability stemming from tenant exposure to mold and the increased costs of renovating and remodeling buildings with exposure to mold could harm our financial position and results.

We could incur unanticipated costs to comply with the Americans with Disabilities Act, and any non-compliance could result in fines.

Under the Americans with Disabilities Act, or the ADA, all public accommodations and commercial facilities are required to meet federal requirements related to access and use by disabled persons.  Compliance with the ADA requires removal of access barriers, and any non-compliance may result in the imposition of fines by the U.S. government or an award of damages to private litigants.  Although we believe that our properties are substantially in compliance with these requirements, we may in the future incur costs to comply with the ADA with respect to both existing properties and properties acquired in the future, which could limit our ability to make distributions to stockholders.

We are subject to numerous federal, state and local regulatory requirements, and any changes to existing regulations or new laws may result in significant, unanticipated costs.

Our properties are, and any properties we may acquire in the future will be, subject to various other federal, state and local regulatory requirements including local building codes.  Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants.  We believe that our properties are currently in substantial compliance with all applicable regulatory requirements, although expenditures at properties owned by us may be necessary to comply with changes in these laws.  Although no material expenditures are contemplated at this time to comply with any laws or regulations, we cannot assure you that these requirements will not be changed or that new requirements will not be imposed that would require significant unanticipated expenditures by us, which could harm us and our ability to make distributions to our stockholders.  Similarly, changes in laws increasing the potential liability for environmental conditions existing on our properties could result in significant unanticipated expenditures.

Our $150 million credit agreement and some of our mortgage loans are collateralized by approximately 89% of our total real estate assets, and in the event of default under any of these debt instruments, our lenders could foreclose on the collateral securing this indebtedness.

As of March 31, 2003, our $150 million credit facility had an outstanding balance of $76.4 million.  We had other floating rate loans of $68.2 million and an unsecured bridge facility, totaling $166.6 million of floating rate debt.  Borrowings under our credit facility bear interest at a floating rate and we may from time to time incur or assume other indebtedness also bearing interest at a floating rate.  In that regard, our results of operations for the last year have benefited from low levels of interest rates that are currently at or near historic lows.  Should this trend in interest rates reverse itself, our operating results would be harmed.  As of March 31, 2003, our $150 million credit facility was secured by mortgages on 25 properties that accounted for approximately 27% of our annualized base rent, along with the rental proceeds from those properties.  As of March 31, 2003, these 25 properties comprised approximately 29% of our total real estate assets.

While the bridge facility is unsecured, we have assigned all sale or refinancing proceeds on a property that accounts for approximately 5% of our annualized base rent and 5% of our total real estate assets to cover the bridge facility.  In addition, our fixed rate mortgage loans were in the aggregate approximately $220.2 million as of March 31, 2003.  All of our mortgage loans were collateralized by 55 properties that accounted for approximately 64% of our annualized base rent and approximately 60% of our total real estate assets.  If we fail to meet our obligations under the credit facility, the mortgage loans, or any other debt instruments we may enter into from time to time, including failure to comply with financial covenants, the holders of this indebtedness generally would be entitled to demand immediate repayment of the principal and to foreclose upon any collateral securing this indebtedness.  In addition, default under or acceleration of any debt instrument could, pursuant to cross-default clauses, cause or permit the acceleration of other indebtedness.  Any default or acceleration would harm us, jeopardizing our qualification as a REIT and threatening our continued viability.

We use borrowings to finance the acquisition, development and operation of properties and to repurchase our common stock, and we cannot assure you that financing will be available on commercially reasonable terms, or at all, in the future.

We borrow money to pay for the acquisition, development and operation of our properties, to repurchase our common stock and for other general corporate purposes.  Our credit facility currently expires on June 1, 2004, when the principal amount of all outstanding borrowings must be paid.  Since the term of our credit facility is limited, our ability to fund acquisitions and provide funds for working capital and other cash needs following the expiration or utilization of the credit facility will depend primarily on our ability to obtain additional private or public equity or debt financing.

A downturn in the economy could make it difficult for us to borrow money on favorable terms.  If we are unable to borrow money on favorable terms, we may need to sell some of our assets at unfavorable prices in order to pay our loans.  We could encounter several problems, including:

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insufficient cash flow to meet required payments of principal and interest;

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an increase on variable interest rates on indebtedness; and

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an inability to refinance existing indebtedness on favorable terms or at all.

Our leverage could harm our ability to operate our business and fulfill our debt obligations.

We have significant debt service obligations.  As of March 31, 2003, we had total liabilities of approximately $416.6 million, excluding unused commitments under our credit facility, and total stockholders’ equity of approximately $275.6 million.  Payments to service this debt totaled approximately $7.0 million during the three months ended March 31, 2003.  Our debt level increases the possibility that we could be unable to generate cash sufficient to pay the principal of, interest on or other amounts due in respect of our indebtedness.  In addition, we may incur additional debt from time to time to fund our stock buy back program, finance strategic acquisitions, investments or for other purposes, subject to the restrictions contained in our debt instruments.

We have not used derivatives extensively to mitigate our interest rate risks.

Historically, we have not used interest rate swaps, caps and floors or other derivative transactions extensively to help us mitigate our interest rate risks because we have determined that the cost of these transactions outweighed their potential benefits and could have, in some cases, jeopardized our status as a REIT.  Generally, income from derivative transactions qualifies for purposes of the 95% gross income test but not for purposes of the 75% gross income test.  We recently entered into swap agreements to hedge our exposure to variable interest rates on two mortgages with remaining principal balances of approximately $25.5 million as of March 31, 2003.  Even if we were to use derivative transactions more extensively, we would not be fully insulated from the prepayment and interest rate risks to which we are exposed.  However, we do not have any policy that prohibits us from using derivative transactions or other hedging strategies more extensively in the future.  If we do engage in additional derivative transactions in the future, we cannot assure you that a liquid secondary market will exist for any instruments purchased or sold in those transactions, and we may be required to maintain a position until exercise or expiration, which could result in losses.

We may change our policies without stockholder approval.

Our major policies, including those concerning our qualification as a REIT and with respect to dividends, acquisitions, debt and investments, are established by our board of directors.  Although it has no present intention to do so, the board of directors may amend or revise these and other policies from time to time without a vote of or advance notice to our stockholders.  Accordingly, holders of our capital stock will have no control over changes in our policies, including any policies relating to the payment of dividends or to maintaining qualification as a REIT.  In addition, policy changes could harm our financial condition, results of operations, the price of our Series A preferred stock or our ability to pay dividends.

Recently enacted U.S. federal income tax legislation reduces the maximum tax rates applicable to corporate dividends from 38.6% to 15%, which may make investments in corporations relatively more attractive than investments in REITs and negatively affect our stock price as a result.

The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduces the tax rates applicable to corporate dividends, in the case of individual taxpayers, from as high as 38.6% to 15% through December 31, 2008.  The reduced maximum 15% rate imposed on some corporate dividends implemented by the Jobs and Growth Tax Relief Reconciliation Act of 2003 does not, however, generally apply to ordinary dividends paid by REITs.  See “Material U.S. Federal Income Tax Consequences—Recent Changes to the Code.”  We do not presently expect that ordinary dividends paid by us will be eligible for the reduced tax rate on dividends.  This change in the maximum tax rate on qualifying dividends may make investments in corporate stock relatively more attractive than investments in REITs, which could harm our stock price.